RHI ENTERTAINMENT, INC.

November 5, 2007

Re: Consent to being named in registration statement

Ladies and Gentlemen:

This letter agreement (“Consent Letter”) is being delivered to you in connection with Amendment No. 2 to the Registration Statement on Form S−1 (together with any amendments or supplements thereto, the “Registration Statement”), to be filed by RHI Entertainment, Inc. (the “Company”) with the Securities and Exchange Commission, which relates to the Company’s initial public offering. The Company requests your consent to be named in the Registration Statement as the source for the factual information and projections included on Exhibit A hereto and to be named as an expert in the Registration Statement with respect to those statements.

Please acknowledge your consent to the foregoing by signing this Consent Letter in the space provided below and faxing it to the attention of the undersigned at the Company (fax number: 212-977-3917).

Very truly yours,

RHI ENTERTAINMENT, INC.

By:	/s/ William Aliber
Name: William Aliber
Title: Chief Financial Officer

ACKNOWLEDGED AND CONSENTED:

VERONIS SUHLER STEVENSON

By:	/s/ Chris Baffa
Name: Chris Baffa
Title: Director of Research